EXHIBIT 15





TXU Gas Company:

We have made reviews, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim condensed consolidated interim financial information of TXU Gas Company, (formerly ENSERCH Corporation) and subsidiaries (TXU Gas) for the periods ended March 31, 1999 and 1998 and June 30, 1999 and 1998, as indicated in our reports dated May 13, 1999 and August 12, 1999, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in TXU Gas' Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999, are being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP


Dallas, Texas
August 23, 1999